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              WRC Media, Inc.
[LOGO]        512 Seventh Avenue
              23rd Floor
              New York, NY  10018

CONTACT:      Richard Nota
              WRC Media Inc.
              212-768-2268

For Immediate Release

         WRC MEDIA INC., THE LEADING SUPPLEMENTARY EDUCATION PUBLISHER,
                         REPORTS FIRST QUARTER RESULTS

April 23, 2001 - WRC Media announced results for the first quarter ended March 31, 2001.

WRC Media is off to a solid start in 2001. Consolidated EBITDA for the first quarter was $7.6 million, 16.1% or $1.0 million greater than the same period in 2000.

Martin E. Kenney, Chief Executive Officer, stated, "Significantly improved performance from CompassLearning was a key driver of our strong first quarter results. New software revenue was up 42.7% versus the same period of 2000, an encouraging indicator of the prospects for the educational software marketplace for the remainder of the year. The increase in CompassLearning new software sales, combined with the benefits resulting from the organizational initiatives we commenced in mid-2000, contributed significantly to the 16.1% increase in EBITDA over last year. I am optimistic that CompassLearning is now headed in the right direction, and with our solid start, I am confident about our ability to grow our core business in 2001." Mr. Kenney continued, "On April 3, 2001, we reorganized WRC Media into two operating units: The Assessment, Curriculum and Educational Technology Group (comprised of the CompassLearning and AGS operating units) and the Reference and Periodicals Group (comprised of the World Almanac and Weekly Reader operating units). This is the next logical step in furthering our strategy for continued market leadership, fully integrating our substantial asset base, and fully leveraging our operating infrastructure to allow for future growth. I am confident our new organizational structure is more market focused, and it will allow us to capitalize efficiently on growth opportunities in the marketplace."



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Consolidated revenues for the first quarter of 2001 decreased $0.7 million, or
1.5%, to $49.5 million from $50.2 million for the same period in 2000. This decrease was the result of an anticipated decrease in de-emphasized business lines; including, planned attrition of low margin hardware sales at CompassLearning, and Funk & Wagnalls Yearbook sales at World Almanac. World Almanac is no longer soliciting new subscribers for its yearbooks since the print edition of the Funk & Wagnalls Encyclopedia was discontinued. Accordingly, Funk & Wagnalls sales of Yearbooks are naturally declining year-over-year, as it is entirely dependent upon sales orders from existing customers via renewals.

Net revenue for the first quarter of 2001 - excluding non-core business lines of hardware and Yearbooks, increased $1.4 million, or 3.1%, to $47.1 million from $45.7 million for the same period in 2000.

-------------------------------------------------------------------------------
($000)                                                         Variance to
                                         Q1         Q1           Q1 2000
                                                           --------------------
 Net Revenue                            2001       2000         $         %
------------------------------------ ----------- --------- --------------------
 Weekly Reader                          10,421   10,459     (38)         (0.4%)

 AGS                                    12,119   11,940     179           1.5%

 World Almanac                          13,042   13,308    (266)         (2.0%)

 Compass                                13,909   14,527    (618)         (4.3%)
                                     ----------- --------- --------------------
 WRC Media - Consolidated               49,491   50,234    (743)         (1.5%)
                                     ----------- --------- --------------------
 Less:  Noncore revenues:

   Compass Hardware business               848    2,690  (1,842)        (68.5%)
   World Almanac's Funk & Wagnall's

      Yearbook business                  1,536    1,846    (310)        (16.8%)
                                     ----------- --------- --------------------
 WRC Media - Core business              47,107   45,698   1,409           3.1%
-------------------------------------------------------------------------------



At American Guidance Service, Inc., sales increased $0.2 million, or 1.5%, to $12.1 million for the first quarter of 2001 from $11.9 million for the same period in 2000, primarily due to higher sales of curriculum products. At Weekly Reader Corporation, sales of $10.4 million were flat for the first quarter of 2001 compared to the same period in 2000. At World Almanac Education Group, Inc., first quarter sales decreased by $0.3 million, or 2.0%, to $13.0 million from $13.3 million for the same period in 2000, as a result of anticipated lower sales of Funk & Wagnalls Yearbook business. Net revenue for the first quarter of 2001 excluding non-core Yearbook sales increased $0.1 million, or 0.4%, to $11.5 million from $11.4 million for the same period in 2000.

Mr. Kenney stated, "I am pleased with the first quarter results at AGS, Weekly Reader and World Almanac. At AGS, the division was able to post a quarter-over-quarter gain in revenues despite being up



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against a year 2000 quarter that was significantly up over 1999 ($1.2 million and 11.5%) and despite the harsh winter in the Midwest and Northeast that delayed purchasing decisions and shipment of product to certain customers. We expect those sales to materialize in the second quarter of 2001.

At Weekly Reader, I am encouraged by the recent changes we have made in sales and marketing. These changes include an increased marketing budget related to direct mail of 14%; a research based circulation recapture plan with a goal of increasing our market share, and the addition of talented executives to the Weekly Reader team. We have hired a Senior Executive to manage the Weekly Reader sales and marketing initiatives. This position was vacant for most of 2000. We expect an increased focus in this area to positively impact our top line growth.

At World Almanac, I am encouraged by our 2001 quarter-over quarter revenue gain in the core business. I base this primarily on the fact that the 2000 first quarter included a spillover effect of sales of the World Almanac Millennium edition, which was a significant nonrecurring revenue stream in 2000. For the first quarter of 2001, World Almanac's Facts.com - the web authority of fully integrated, highly respected research and reference materials- which is still in its embryonic stage of development-- grew an impressive 81.6% compared to the same period in 2000 offsetting the fall-off from World Almanac 2000. This 2001 growth follows 2000 results in which Facts.com revenues increased from $390 thousand in 1999 to $1.6 million in 2000 - or 311%. We have great confidence that we are positioned to continue to grow both revenues and margins from this website."

At CompassLearning, revenue decreased $0.6 million, or 4.3%, to $13.9 million for the first quarter of 2001 from $14.5 million for the same period in 2000, as a direct result of the planned attrition of low margin, non-core hardware sales that was almost entirely offset by higher margin software sales. Net revenue for the first quarter of 2001 excluding the planned attrition of hardware sales increased $1.2 million, or 10.3%, to $13.0 million from $11.8 million for the same period in 2000. Software sales for the first quarter of 2001 increased significantly by $2.1 million or 42.7% to $7.0 million from $4.9 million for the same period in 2000. Mr. Kenney stated "At CompassLearning, it is our strategy to grow our core business; which is the high margin electronic courseware business and the related professional development services that emanate from that business, and continue to de-emphasize the significantly lower margin hardware revenues, as well as the technical support service revenue streams which have a declining service life cycle."



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
CompassLearning, Inc.
---------------------
Analysis of revenue for the three months
ended                                                                              Variance
March 31, (in 000's)                                  2001        2000          $            %
                                                  ---------------------------------------------------
Software                                           $  6,972      $ 4,887    $ 2,085        42.7%
Professional Development                              2,484        2,695       (211)       (7.8%)
Technical Support                                     3,605        4,255       (650)      (15.3%)
Hardware                                                848        2,690     (1,842)      (68.5%)
                                                  ---------------------------------------------------
Total revenue, Net                                 $ 13,909      $14,527    $  (618)       (4.3%)
Less: Non-core hardware revenue                         848        2,690     (1,842)     (217.2%)
                                                  ---------------------------------------------------
Core revenues                                      $ 13,061      $11,837    $ 1,224        10.3%
                                                  ===================================================



Sales mix, in part, explains the significantly reduced operating loss (measured in terms of EBITDA) at CompassLearning for the first quarter ended March 31, 2001 versus 2000. CompassLearning gross profit increased $1.4 million, or 20.9%, for the first quarter of 2001 compared to the same period in 2000, primarily due to the replacement of $500 thousand of hardware gross margin with $1.5 million of higher software gross margin attributable to higher software sales. CompassLearning's gross profit margin improved to 59.0% for the first quarter - from 46.8% for the same period in 2000. CompassLearning's pre-corporate EBITDA for the first quarter increased $2.3 million, or 97.4% to a $62 thousand loss compared to a $2.4 million EBITDA loss for the same period last year (CompassLearning's first quarter is historically its weakest).

WRC Media Inc.'s EBITDA increased by $1.0 million, or 16.1%, to $7.6 million for the first quarter of 2001 from $6.5 million for the same period in 2000. This increase is primarily attributable to $1.9 million of greater gross profit for the first quarter of this year compared to the same period in 2000, offset by $0.8 million of higher selling, general and administrative expenses. CompassLearning contributed $1.4 million of the $1.9 million higher gross profit in the quarter resulting from higher software sales. Operating income before amortization expense increased $0.9 million, or 15.8% to $6.7 million for the first quarter of 2001 from $5.8 million for the same period in 2000.

Net loss increased by $7.3 million, or 63.1%, to $18.9 million compared to $11.6 million last year, directly as a result of an $8.4 million increase in non-cash depreciation and amortization expenses for intangible assets, partially offset by the $1.4 million higher gross profit.

As of March 31, 2001, WRC Media Inc.'s cash balance was $2.9 million and consolidated debt was $285.0 million. During the three months ended March 31, 2001, WRC Media Inc. made scheduled principal payments of $1.0 million on its senior credit facilities and as of March 31, 2001, the Company



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had $12 million outstanding under its revolving credit facility. Capital expenditures (including prepublication costs) for the three months ended March 31, 2001 were $1.8 million.

                                 * * * * * * * *


WRC Media Inc. (www.wrcmedia.com), a publishing and media company, creates and distributes innovative quality supplementary educational materials for use in schools, libraries, and the home. According to Educational Marketer, WRC Media was the nation's largest supplementary materials publisher for 1999. WRC Media Inc has four principal operating subsidiaries.

CompassLearning'TM' Inc. is the leader in research-driven, standards-based digital learning solutions that provide choices to help teachers manage student performance, personalize learning, and connect communities of learners. With over 7,000 hours of curriculum and instruction, more than 20,000 schools use CompassLearning'TM' solutions.

Weekly Reader Corporation publishes Weekly Reader periodicals serving over 7 million school children. It also publishes other branded periodicals and instructional materials, including Teen Newsweek, published for middle and high school students.

World Almanac Education Group, Inc. publishes the World Almanac and World Almanac for Kids, Facts On File news periodicals and Internet services, Gareth Stevens books and the Funk & Wagnalls encyclopedia. The company distributes high quality books to schools and libraries through its Library Services division.

American Guidance Service, Inc. is a leader in producing highly reliable and valid behavior, ability, achievement, and speech-language assessments, and publishes a variety of high-interest, low-reading-level textbooks for middle and high school students.

Information in this press release contains forward-looking statements, including statements regarding our expectations, beliefs, intentions or strategies that involve a number of risks, uncertainties, and assumptions. Should any of the risks or uncertainties develop into actual events, or our assumptions prove to be inaccurate, actual outcomes and results could differ materially from what is expressed in such forward-looking statements and these developments or inaccuracies could materially and adversely affect our business, financial condition and results of operations. Risks and uncertainties relating to WRC Media's and its subsidiaries' businesses are set forth in the documents and reports filed from time to time with the Securities and Exchange Commission.



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                                 WRC Media Inc.
               For the three months ended March 31, 2001 and 2000
                                ($ in thousands)

                                                               Actual          Increase/(Decrease)
                                                      ----------------------   ---------------------
                                                      3/31/2001    3/31/2000        $        %
                                                      ---------    ---------   --------    ---------
Revenues
    Weekly Reader                                    $ 10,421    $ 10,459      $   (38)      (0.4%)
    American Guidance Service                          12,119      11,940          179        1.5%
    World Almanac Education                            13,042      13,308         (266)      (2.0%)
    Compass Learning                                   13,909      14,527         (618)      (4.3%)
                                                     --------    --------      -------     -------
Total Revenue                                        $ 49,491    $ 50,234      $  (743)      (1.5%)

Costs and Expenses:
    Operating costs and expenses                       41,964      43,776      $(1,812)      (4.1%)
    Depreciation                                          782         634          148       23.3%
                                                     --------    --------      -------     -------
Operating Income before amortization expense         $  6,745    $  5,824      $   921       15.8%
    Amortization of goodwill and other intangibles     16,853       8,655        8,198       94.7%
                                                     --------    --------      -------     -------
Operating Loss after amortization expense            $(10,108)   $ (2,831)     $(7,277)    (257.0%)
Interest expense                                        8,611       8,354          257        3.1
Other, (income)/expense, net                             --           (11)          11      100.0%
Income taxes                                              234         450          216       48.0%
                                                     --------    --------      -------     -------
Net Loss                                             $(18,953)   $ 11,624      $ 7,329)     (63.1%)
                                                     ========    ========      =======     =======
EBITDA
    Net Loss                                         $(18,953)   $(11,624)     $(7,329)     (63.1%)
    Depreciation and amortization of intangibles       17,635       9,289        8,346       89.8%
    Amortization of deferred financing costs              288         174          114       65.5%
    Income taxes                                          234         450         (216)     (48.0%)
    Interest expense                                    8,358       8,226          132        1.6%
                                                     --------    --------      -------     -------
EBITDA                                               $  7,562    $  6,515      $ 1,047       16.1%
                                                     ========    ========      =======     =======

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